Exhibit 99.2

Avalon Begins Workover to Enhance Production on the Gunn # 1
Tuesday June 5, 9:15 am ET

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil & Gas, Inc., (OTCBB:AOGN - News) announced that it has finalized an AFE (Authorization for Expenditure) for the workover of the Gunn #1 well, Miller County, Arkansas.

The workover will include the perforation of the Tokio producing zone, installation of a pumpoff controller, and repair of the pumping unit. "This would be the first re-perforation since the well's original completion in the 1989," said Kent Rodriguez, Avalon's President and CEO. "The effort should enhance production by re-perforating the existing producing zone." This increased production should result in a corresponding increase in revenue for the company.

KROG Partners, LLC, Avalon's strategic partner in this property and operator of the Gunn #1 well, anticipates that work on this project should begin immediately. Avalon and KROG each own a 50% working interest in three wells in the Kiblah field, which produce oil from the Tokio zone at an approximate depth of 3,000 feet.

Avalon and KROG are currently evaluating the workover potential on the other two wells in the field, as well as identifying other potentially profitable opportunities in the region.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas, Inc. is an oil and gas company engaged in the acquisition of oil and gas producing properties. In addition, Avalon's technology group acquires and develops oil production enhancing technologies. Through its strategic partnership with UTEK, Inc, (UTK:ASE) a transfer technology company, Avalon is building an asset portfolio of innovative technologies in the oil and gas industry to maximize enhancement opportunities at its various oil and gas properties.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION, please visit the company's website at
www.avalonoilinc.com.
---------------------

Contact:
Avalon Oil & Gas, Inc., Minneapolis
Kent Rodriguez, 952-746-9655
Fax 952-746-5216
--------------------------

Source: Avalon Oil & Gas, Inc.